Exhibit 10.2

DIRECTORS’ DEFERRED COMPENSATION PLAN

OF

NEWTON FEDERAL BANK

(As amended and restated as of June 30, 2015)

W-I-T-N-E-S-S-E-T-H:

WHEREAS, the Board of Directors of Newton Federal Savings & Loan Association (“the Association”), of Covington, Georgia, established and duly adopted the Directors’ Deferred Compensation Plan of Newton Federal Savings & Loan Association (the “Plan”) on December 16, 1993; and

WHEREAS, the Association became Newton Federal Bank (the “Bank”), the Plan changed its name to Newton Federal Bank Directors’ Deferred Compensation Plan and the Plan has been amended three times; and

WHEREAS, it is in the best interests of the Bank and all of its members to attract good, qualified directors and to retain them over a span of many years to benefit from their natural abilities and the experience they gain through their services; and

WHEREAS, it is in the best interests of the Bank and all of its members for its directors to have a direct financial interest in the performance of the Bank; and

WHEREAS, the Board of Directors of the Bank now believes it is in the best interests of the Bank and all of its members that the Plan be frozen to further deferral contributions and to any new participants; and

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NOW THEREFORE, to accomplish these purposes, the Bank does hereby adopt this Amended and Restated Directors’ Deferred Compensation Plan of Newton Federal Bank (“the Plan”) effective as of June 30, 2015 (the “Restatement Date”), on the following terms and conditions:

l. Each Director who elects to participate in the Plan shall enter into a separate agreement (“Director Agreement”) with the Bank pursuant to and in accordance with the terms and conditions hereof, a sample copy of such an agreement being hereunto annexed as Exhibit “A” and made a part hereof;

2. Each Director’s Agreement shall specify the amount of compensation to be deferred each month, either as a dollar amount or as a percentage of compensation earned; and each participating Director shall hereafter have the right to increase or decrease such specified amount during the final calendar month of the calendar year with respect to compensation to be earned during the next calendar year by notice in writing to the Bank, which must be acknowledged in writing by an Officer of the Bank to become effective, subject to such Director’s re-election to the Board in the event he or she is in the final year of his or her term. Prior to the Restatement Date, any new members of the Board shall have the right to make such election within 30 days of their election and thereafter on the same schedule as other members of the Board of Directors.

3. Each Director’s Agreement shall designate the beneficiary or beneficiaries to whom such Director’s benefits shall be payable in the event of the Director’s death before receiving all of his or her benefits.

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4. All deferred compensation and all interest accruing thereon shall be held by the Bank and distributed to the beneficiaries thereof in accordance with the terms of this Plan. The Bank shall at all times maintain both sufficient liquidity and funds, in addition to all other regulatory funding requirements, to fully discharge its obligations under this Plan.

5. A. Participation in the Plan is voluntary, and any Director may elect not to participate. Likewise, any Director who elects to participate may thereafter during the final calendar month of the calendar year, on notice in writing to the Bank, elect to terminate his or her participation with respect to compensation payable in any succeeding calendar year; but all compensation deferred up to that date and including compensation deferred for the balance of the calendar year in which the election is made, and all interest accrued thereon at that time, for that Director, shall be retained by the Bank and, together with interest accruing after that date, distributed to such Director, or his or her designated beneficiary or beneficiaries, in accordance with the terms of this Plan and that Director’s Director Agreement. Notwithstanding the foregoing, participation in the Plan is frozen as of June 30, 2015 and no Director who does not have a Director Agreement in effect may enter into a Director Agreement on or after that date and no person elected a Director after the Restatement Date may become a participant in the Plan.

B. The Bank shall also have the right to unilaterally terminate the Plan, by notice in writing to all participating Directors, with respect to compensation accruing after that date; but all compensation deferred up to that date, and all interest accrued thereon at that time, shall be retained by the Bank and, together with interest accruing after that date, distributed to the beneficiaries thereof in accordance with the terms of this Plan and the various Directors’ Agreements. Upon the termination of the Plan, Participant’s accounts shall be maintained and paid in accordance with the terms of the Plan and the Director Agreements thereunder but no new deferrals or contributions of any kind will be permitted. Notwithstanding the foregoing, earlier payment following termination of the Plan shall be permitted in accordance with Code Section 409A and the rules and regulations

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thereunder. Upon the payment of the last amount from all accounts, the Plan will be closed. Notwithstanding the foregoing to the contrary, the Bank may authorize a termination and liquidation of the Plan, in accordance with Internal Revenue Code (“ Code”) Section 409 A, in accordance with any one of the following:

(a) within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(l)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(A) the calendar year in which the Plan terminates and liquidates under this subsection;

(B) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C) the first calendar year in which the payment is administratively practicable.

(b) within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Treasury Regulation Section l.409A-3(i)(5) or any successor thereto); provided that all substantially similar arrangements for Participant sponsored by the Bank immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation Section l.409A-1(c)(2) are terminated and liquidated with respect to each Director or Participant who experienced a change in control event so that

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under the terms of the termination and liquidation all such Directors and Participants are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date the Bank irrevocably takes all necessary action to terminate and liquidate such arrangements; or

(c) at any time not proximate to a downturn in the financial health of the Bank if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A- l(c) are terminated and liquidated and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred, are made within twelve (12) months of the termination and all payments are made within twenty-four (24) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-l ( c) is adopted within three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan; or

(d) at such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6. All deferred compensation and accrued interest thereon shall during each fiscal year of the Bank (now, October I through September 30) accrue interest at a rate equal to the Bank’s pre-tax return on average equity during the Bank’s previous fiscal year, but at a rate not more than 12% per annum or less than 6% per annum, compounded quarterly through June 30, 2015. Effective as of the Restatement Date, in lieu of the foregoing, all deferred compensation under the Plan shall be credited with earnings, compounded quarterly, at a rate equal to the average pre-tax total return for the immediately preceding ten year period on shares in the Vanguard Balanced Index Fund Admiral Shares (Symbol: VBIAX) as published in the Fund’s Annual Report for December 31 of the immediately preceding calendar year, adjusted annually effective July 1 of each year

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7. At the time each participating Director shall elect to participate in the Plan, his or her Director’s Agreement shall specify one of the following methods of payment:

(a) all deferred compensation and accrued interest in a lump sum; or

(b) a designated sum or percentage of the balance of all deferred compensation and accrued interest per month until paid in full.

Provided, however, that prior to a Director’s entitlement to receive funds from the Plan, each Director may change the method of payment by notice in writing to the Bank in accordance with Paragraph 19. In the event option (b) herein shall be elected by the Director, all undistributed funds held by the Bank shall continue to accrue interest at the rate provided in paragraph 6 of this Plan.

Provided, however, that nothing contained in this paragraph shall be construed as entitling any individual Director to receive funds from the Plan prior to the occurrence of events otherwise creating such entitlements under the Plan.

8. A. A Director’s benefit shall become payable according to his or her election, as provided in Paragraph 7 hereof on the date or upon reaching the age specified in his or her election, provided, however, that the date or age specified in the election shall not be a date prior to such Director having attained the age of 62 years. Notwithstanding such election, or any subsequent deferral thereof, distribution of payments from the deferred compensation of any participant shall commence as provided under Paragraph 17.

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B. A Director’s benefits may become immediately payable in a lump sum if the Plan is terminated under paragraph I 0.

C. The provisions in this paragraph 8 notwithstanding, if any participating Director, or his or her beneficiary, should incur a severe financial hardship on account of unforeseeable emergency a distribution in accordance with Paragraph 17 may be made.

9. If there should be any change in the structure of the Bank, which is now a mutual association, the terms of such re-structure shall include such provisions as may be required to fully protect (a) the benefits accrued hereunder at that time which have not been distributed, and (b) the reasonably anticipated earnings thereon (see paragraph 6 hereof) until distribution has been completed.

10. If any regulatory agency having jurisdiction over the Bank should hereafter object to any provision hereof, (a) the Plan shall be amended to meet such objection, if that can be done to the satisfaction of the Bank; and (b) if that cannot be done to the satisfaction of the Bank, the Plan may be terminated by the Bank in accordance with Paragraph 5(B).

11. The Bank shall, for accounting and reporting purposes, maintain a schedule showing the amount of deferred compensation and interest accrued thereon for each participant in the Plan, and report an accounting thereof at least once each year to each participant in the Plan or his or her beneficiary or beneficiaries.

12. The Bank shall, for tax purposes and to the extent required by law, report as income the earnings on the deferred income and accrued interest thereon and pay any tax due thereon, and shall claim no deduction for any compensation deferred or accrued interest thereon until actually distributed to a participating Director or his or her beneficiary, at which time all distributions shall be reported as income to the recipient(s) thereof.

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13. The provisions hereof shall be fully binding upon and inure to the benefit of the respective heirs and legal representatives of the participating Directors and their designated beneficiaries, and any and all successors to the Bank.

14. The benefits payable under this Plan and any interest in this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge in any form, and any attempt to take any of the aforesaid actions with regard to the benefits payable under this Plan shall be void.

15. For purposes of this Plan only, the General Counsel of the Bank shall be considered a “Director” and shall be eligible to participate in the Plan as though he were a Director, subject, however to the following limitations:

(1) No General Counsel shall be eligible to participate in the plan unless and until he shall have served five years continuous service to the Bank as its General Counsel.

(2) Any General Counsel participating in the Plan shall be limited in the compensation he elects to defer to the amount of his monthly retainer fees only.

In all other material respects, the General Counsel shall be permitted to participate in the Plan on the same basis as a Director, and shall further be subject to the same limitations as otherwise herein provided.

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16. This Plan is adopted and shall function under the requirements of the Public Law Number 108-357, 114 Stat. 1418, the “American Jobs Creation Act of 2004” (the “Act”) as to its requirements relating to Non-Qualified Deferred Compensation Plans and shall be interpreted and construed in such manner as to meet and comply with the Act, and regulations thereunder. In the event of any conflict between any term of this Plan, as amended, and the provisions of the Act, the requirements of the Act shall in all cases control, and such conflicting provision shall be treated as though severed from the Plan. None of the payments under the Plan are intended to result in inclusion in a participant’s or beneficiary’s federal gross income on account of a failure under Code Section 409A(a)(9). Nevertheless, the Bank does not represent, warrant or guarantee any payments under the Plan will not result in inclusion in federal gross income or any penalty.

17. Notwithstanding any other provision of this Plan or the Director’s Agreements adopted pursuant thereto, once an election has been made, the payment of compensation deferred pursuant to this Plan may not under any circumstances be distributed to any participant except upon the occurrence of the earlier of (i) the time specified in the Director’s Agreement by which a deferral is made; (ii) separation from service (within the meaning of Treas. Reg. § l .409A-l (h)); (iii) the date on which the participant becomes disabled (within the meaning of Treas. Reg. §409A-3(i)(4)); (iv) the date on which the participant dies; (v) a change in ownership or effective control or in the ownership of the substantial portion of the assets of the Bank (as the same is now or hereafter defined in United States Treasury Regulations under Code Section 409A); or (vi) upon the occurrence of an unforeseeable emergency. For purposes of this Plan, the term “unforeseeable emergency” shall include only a severe financial hardship resulting from an illness or accident of the participant, the participant’s spouse or dependent; loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events

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beyond the control of the participant. Further, in the case of such unforeseeable emergency, the amounts distributed with respect to the emergency shall not exceed those amounts necessary to satisfy the emergency plus amounts reasonably calculated to pay taxes on any such distribution. Whether or not an unforeseeable emergency exists, and if so, the extent of the distribution, shall be determined by the Board of Directors following the guidelines then established under United States Treasury Regulations.

18. Neither this Plan nor any Director’s Agreement adopted pursuant hereto may include any provision which permits any portion of the deferred amounts to be distributed earlier than that date established in the Director’s Agreement at the election of the participant except as provided in paragraph 17 hereof.

19. The Participant may, during the same time period of the annual deferral election herein provided, elect to delay a payment or change the form of the payment upon which an initial deferral has been made, but if such election to delay payment is made, it must meet the following requirements:

(a) Such election must take effect not less than twelve (12) months after the date upon which the election is made; and

(b) The first payment to which the election applies must be deferred for a period of not less than 5 years from the date such payment would have otherwise been made (except in the case of election relating to participant death, disability, or unforeseeable emergency); and

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(c) Any such election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than 12 months before the date of the first scheduled payment.

20. In addition to those provisions of Paragraph 17 hereof, acceleration of the time or schedule of payments pursuant to this Plan may be made in following circumstances:

(a) Payments under the Plan to an individual other the plan participant as may be necessary to fulfill a domestic relations order as the same is defined in IRC Section 414 (p )(I )(B); or

(b) Payments required for the payment of Federal Insurance Contributions Act (FICA) tax imposed under sections 3101 and 3121 (v)(2) on compensation deferred under the plan (the FICA amount) and the income tax withholding related to such FICA amount.

21. Any person who becomes newly eligible to participate in the Plan may elect to begin deferral of income pursuant to this Plan within the first thirty days following the initial date of eligibility, without regard to other time restrictions contained herein as to deferral elections; provided that as of the Restatement Date, no persons will become newly eligible to participate in the Plan. Except as provided in this paragraph, all deferral elections shall be made prior to the taxable year in which the services for which income to be deferred are performed.

22. To the extent required by the Act, in the event any participant in the Plan is deemed to be a “key employee” of the Bank pursuant to Code Section 416 and thus a “specified employee” within the meaning of Section 409A of the Code, such participant may not receive a distribution hereunder in the first six months immediately following such participant’s separation from service.

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23. Assets held for purposes of making payments pursuant to this Plan shall not be set aside or transferred outside the United States, in trust or otherwise. Further, assets held for such purposes are to remain general assets of the Bank and shall not be restricted to the provision of plan benefits based upon any change in the Bank’s financial health.

24. Benefits under this Plan are subject to the following claims procedures.

A. Participant, or Participant’s Beneficiary (“claimant” for the purposes of this section), may deliver to the Bank a written claim for a determination with respect to the amounts distributable to such claimant under the Plan. All claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

B. The Bank shall consider a claimant’s claim within sixty (60) days of the making of the claim, and shall notify the claimant in writing:

(a) that the claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Bank has reached a conclusion contrary, in whole or in part, to the claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the claimant:

(c) the specific reason(s) for the denial of the claim, or any part of it;

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(d) specific reference( s) to pertinent provisions of the Plan upon which such denial was based;

(e) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(f) an explanation of the claim review procedure set forth below.

C. Within sixty (60) days after receiving a notice from the Bank that a claim has been denied, in whole or in part, a claimant (or the claimant’s duly authorized representative) may file with the Bank a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure begins, the claimant (or the claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Plan Administrator, in his sole discretion, may grant.

D. The Bank shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the claimant, and it must contain:

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(a) specific reasons for the decision;

(b) specific reference( s) to the pertinent provisions of the Plan upon which the decision was based; and

(c) such other matters as the Bank deems relevant.

E. A claimant’s compliance with the foregoing provisions of this paragraph 24 is a mandatory prerequisite to a claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

F. In the event that the Bank requests additional information necessary to determine the claim or appeal from a claimant, the claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the claimant of the request for additional information until the date the claimant responds to such request or, if earlier, the expiration of the deadline provided by the Bank.

G. If a claimant challenges the determination of disability under the Plan, then sub-Sections B. and C. shall be read with “45” instead of “60” in the number of days in such section, and Section D. shall be read with “45” instead of “60” and “90” instead of “120” days in such section.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands and the seal of the Bank, the day and year first above written.

NEWTON FEDERAL BANK

By:

By:

Signed and sealed in the presence of:

Witness

Notary Public

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Exhibit A

Sample Directors Agreement

This Agreement, entered into this                     day of                      , by and between Newton Federal Bank (the “Association) and                     (the “Participant”), both of Covington, Newton County, Georgia

WITNESSETH:

THAT WHEREAS, the Association did on the 16th day of December, 1993, adopt a Deferred Compensation Plan (the “Plan”) for its directors, later amended to include its General Counsel; and

WHEREAS, Participant, is a duly elected participant under the terms of the Plan; and

NOW THEREFORE, in consideration of the mutual benefits to flow to the parties hereto from the provisions hereof, they have agreed and do hereby agree as follows:

1. This agreement is made pursuant to the Plan, which is by reference incorporated herein and made a part hereof. The provisions thereof shall be binding upon and inure to the benefit of the parties as fully as if recited verbatim herein.

2. Pursuant to the provisions of the Plan, the Participant elects to have the sum of            of the eligible fees due him each month deferred, until further notice in writing to the Association as required by the Plan, but receipt of such notice, if given, must be acknowledged in writing by an officer of the Association to become effective.

3. Pursuant to the provisions of the Plan, if the Participant should die before receiving all of these benefits under the Plan, he directs that they be paid to the following beneficiary:

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The Participant expressly reserves the right to change such beneficiary at any time and from time to time by notice in writing which must be acknowledged in writing by an officer of the Association to become effective.

4. Pursuant to the provisions of paragraph 8 of the Plan, participant hereby makes the following election for payments of sums due him under the Plan:

Commencing upon Participant (or upon death of the Participant, the first named beneficiary) having reached the age of 62 years ( or upon the occurrence of a mandatory payment event in accordance with the provisions of the Plan), the sum of $                    or                     % per cent of the balance, whichever is greater, shall be paid to Participant or his beneficiary each month until all deferred compensation and earnings thereon shall have been paid in full. Provided, however, that upon the death of the Participant and all named beneficiaries herein, then and in that event the entire remaining balance shall be paid to the Estate of the Participant in a lump sum.

5. The provisions hereof shall be binding upon and shall inure to the benefit of the heirs and legal representatives of the Participant and his designated beneficiaries and any successor or successors of the Association.

In Witness Whereof, the parties have executed this agreement under seal, the day and year herein first above written.

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